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                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The value of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

If  We  Do  Not  Obtain  Additional  Financing,  Our  Business  Will  Fail

As of September 30, 2001, we had cash in the amount of $46. Our business plan calls for significant expenses in connection with the development of our International Reg software and portal web site. In addition, we anticipate that revenues from operations will not be realized until sometime after development of our International Reg software and portal web site is complete. Our business plan is to complete development of the International Reg software and portal web site by the end of 2001, provided that we can achieve the financing that we require in order to implement our business plan. If we do not achieve the required financing, then we will not be able to complete development of the International Reg computer software and portal web site by the end of 2001. Accordingly, we will require additional financing in order to finance this development expense. We do not have any arrangements for financing and we can provide no assurance that we will be able to obtain the required financing when needed. Obtaining additional financing will be subject to a number of factors, including:

-     Market  conditions;
-     Investor  acceptance  of  our  business  plan;  and
-     Investor  sentiment.

These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. If we are not successful in achieving financing in the amount necessary to develop and market our International Reg software and portal web site, then we will not be able to achieve revenues and our business will fail.

Because We Have Only Recently Commenced Business Operations, We Face A High Risk of Business Failure

We were incorporated in April 2000. We acquired the rights to develop the International Reg software and portal web site and the www.internationalreg.com web site address in May 2000. We are presently in the process of commencing development of the proprietary computer software and Internet portal web site that will be required for us to complete our business plan. We have not yet earned any revenues and we will not be able to earn any revenues until development of our computer software and web site is complete. Accordingly, we have no operating history from which investors can evaluate our business. An investor should consider the risks, expenses and uncertainties that an early stage company like ours faces. These risks include our ability to:

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-     Develop  a  functioning  software  product;
- Develop a web site to market our domain name registration services once development is complete;
- Successfully market our domain name registration services once development of our computer software and portal web site is complete;
-     Convince potential customers to use our domain name registration services;
-     Respond  effectively  to  competitive  pressures;
- Continue to develop and upgrade our computer software and portal web site once development is complete in order to remain competitive.

We have never been profitable or made any income whatsoever. Prior to completion of our computer software and portal web site, we anticipate that we will incur increased operating expenses without realizing any revenues from sales. We therefore expect to incur significant losses throughout the next 12 months and recognize that if we are unable to generate significant revenues from our planned domain name registration services, we will not be able to achieve profitability or continue operations.

Because Of Our Financial Condition and Our Business Plans, Our Financial Statements Disclose That There Is Substantial Doubt As To Our Ability To Continue As A Going Concern and Accordingly Our Business Has A High Risk Of Failure

As noted in our financial statements that are included with this prospectus, we are a development stage company that is currently developing a computer software product. Due to our present financial condition and our business plans, as indicated in Note 1 to our financial statements, there is substantial doubt as to our ability to continue as a going concern. To date, we have not completed the development of a working domain name registration system and we can provide no assurance that the service we are currently developing will have a commercial application. The success of our business operations will depend upon our ability to obtain further financing to complete successful development of the program and to attain profitable operations. It is not possible at this time for us to predict with assurance the outcome of these matters. If we are not able to complete successful development of the program and attain profitable operations, then our business will fail.

If  We  Are  Unable to Develop A Marketable Product, Then Our Business Will Fail

The International Reg computer software and portal web site are currently in the development stage. In order to commence sales of our domain name registration services, we will have to develop our International Reg software and our Internet portal web site. In addition, we will have to integrate the software into the web site prior to realizing any sales revenue. We will also have to complete testing of both our computer software and our Internet portal web site prior to commencing commercial operations in order to ensure that the software and the web site are functioning properly and are capable of being marketed to the public. If we are unable to develop a final software product or if we are unable to successfully integrate the software product into our Internet

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portal web  site,  we  will  not  be  able  to  earn any revenues.  Our failure to earn revenues  will  cause  our  business  to  fail.

As Our Officers and Directors Do Not Devote Their Full Business Time to Our Business, We May Not Be Able To Implement Our Business Plan And Our Business May Fail

Our officers and directors, Mr. William Robertson and Mr. Nick Sirsiris, presently devote only 50% of their business time to the management of our business. There is no assurance that either Mr. Robertson or Mr. Sirsiris will be able to devote sufficient amounts of their business time to enable us to implement our business plan. If Mr. Robertson and Mr. Sirsiris do not devote a sufficient amount of their business time to the management of our business, then our business may fail.

If  We Are Not Able To Effectively Respond To Competition, Our Business May Fail

We will face competition from competitors who are presently engaged in the business of domain name registration services. These competitors include large, well-established companies such as Network Solutions.com, Domain Registrations.com and Registers.com. These competitors will also include companies that are presently able to complete registrations of domain names in the Chinese language. We will attempt to compete against these competitors by developing the International Reg software and Internet portal web site to offer Chinese users the ability to complete domain name registrations in the Chinese language using Chinese characters with minimal human intervention at a lower cost and increased speed than is presently available. However, there is no assurance that competitors will not develop competing domain name registration services that enable Chinese users to complete registrations in the Chinese language using Chinese characters with minimal human intervention prior to completing development of our services. In addition, we may face competition based on price. If our competitors reduced the fees charged for their domain name registration services, then it may not be possible for us to market our domain name registration services at a price that is economically viable. Our inability to achieve sales and revenue due to competition will have an adverse effect on our business, financial condition and results of operations.

If We Are Not Able To Develop A Customer Base For Our Services Once Development Is Complete, Then Our Business Will Fail

We will commence marketing of our domain name registration services once the development of the International Reg software and portal web site is complete. If we are not able to achieve a customer base, then we will not be able to achieve revenues. Establishing a base of customers will require that we undertake marketing efforts that are successful in bringing users to our portal web site that will pay to use our domain name translation services. We anticipate that we will incur substantial costs in marketing our services once the development stage is complete. These costs may include hiring sales and marketing personnel and advertising expenses. If we are not successful in achieving revenues as a result of our marketing efforts, then will not earn revenues and our business will fail.

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As  The  International  Reg  Software  And  Portal Web Site Will Involve Complex
Computer  Software  And Web Site Programming, Our Business Will Be Harmed If Our
Software  And  Web  Site  Contain  Programming  Errors  Or  Defects.

We anticipate based our preliminary work that the programming of the International Reg software and portal web site will require that we undertake complex computer software and web site programming. There is a risk that the software and web site programming that we complete as part of the development process will contain errors and defects that we will not be able to discover
until  we  commence  operations.    If  our  software  and  web  site  contain
programming errors, then the services that we provide may be disrupted and users may experience problems. Disruptions to our services and problems experienced by users could adversely impact our reputation and ability to earn revenues, to retain existing customers and to develop new customers and could cause our business to fail.

If We Are Unable To Adapt To Rapid Technological Change Once Development Of The International Reg Software Is Complete, Then Our Services Could Become Obsolete And Our Business Could Fail

We will be required to continually update and refine the International Reg software and portal web site once we complete development in order to address technological change. The market for Internet domain name services is characterized by rapid technological changes, frequent new product introductions and changes in consumer requirements. We may be unable to respond quickly or effectively to these developments, as we may not have sufficient resources or money required to develop or acquire new technologies or to introduce new services capable of addressing these developments. If we are unable to continually update and refine our technology and services once development is complete in response to technological change, then consumers may not use our services with the result that our services could become obsolete and our business may fail.

Because A Small Group Of Existing Stockholders Own 43.6% of Our Outstanding Common Stock, Investors May Find That Future Corporate Decisions Are Controlled By This Group Whose Interests May Differ From The Interests Of Our Other Stockholders

Our directors, executive officers and affiliates beneficially own approximately 43.6% of the outstanding shares of our common stock. Accordingly, they will have significant influence in determining the outcome of all corporate transactions, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of these stockholders may differ from the interests of the other stockholders.

The Public Market for Our Securities is Relatively New, Which Means You Could Experience Difficulty in Selling Your Shares.

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At  the present time, there is a public market for our securities.  Although our securities are quoted on the NASD Over the Counter Bulletin Board, there is no assurance that a regular trading market will develop or that a market will be sustained, or that our securities purchased by the public in the offering may be resold at their original offering price or at any other price. Any market for our securities that may develop will very likely be a limited one. In any event, due to the fact that our securities are presently considered "penny stock" many brokerage firms may choose not to engage in market making activities or effect transactions in our securities. Purchasers of our securities may have difficulties in reselling them and many banks may not grant loans using our securities as collateral. Our securities are not eligible for listing on the Nasdaq Stock Market at this time. We anticipate that the market price of our common stock will be subject to wide fluctuations in response to several factors, including:

-     actual  or  anticipated  variations  in  our  results  of  operations;
-     our  ability  or  inability  to  generate  new  revenues;
-     increased  competition;  and
-     conditions  and  trends  with  the  Internet.

Further, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock.

If Our Stock Price Drops Significantly, We May Become Subject To Securities Litigation That Would Result In A Harmful Diversion Of Our Resources

In the past, following periods of volatility in the market price of a particular company's stock, securities class action litigation has been brought against that company. Any litigation arising from the volatility in the price of our common stock could have a adverse effect upon our business, financial condition and results of operations.